Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Duane Fromhart, Chief Financial Officer

(503) 643-9500

Financial Dynamics

Brendan Lahiff (Investors & Financial Media)

(415) 439-4504

METRO ONE APPOINTS XROADS SOLUTIONS GROUP TO ASSIST WITH STRATEGIC DIRECTION

Alexander Stevenson to Become Executive Vice President

Leading Plans to Strengthen Company’s Financial Position

PORTLAND, Oregon – April 11, 2007 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® (“EDA”) and other telecom services, today announced that it has hired XRoads Solutions Group, a leading professional services firm. XRoads will execute strategic decisions intended to provide capital to strengthen Metro One’s financial position and optimize the value of its core telecommunications business.

XRoads Solutions Group’s expertise includes corporate finance, strategic and operational consulting and turnaround management. They will provide support to the Metro One management team by assisting the Company in obtaining additional funding, identifying and securing additional revenue opportunities, and increasing operational cash flow and reducing costs.

Alexander Stevenson, principal of XRoads Solutions Group, has been appointed Executive Vice President—Restructuring, to oversee development and implementation of Metro One’s strategic plans. Mr. Stevenson is co-leader of XRoads corporate finance practice and specializes in advising companies and their stakeholders in challenging situations. He brings years of experience to the evaluation of strategic alternatives, the execution of sale and financing transactions and the development of operational and financial restructuring plans. He has successfully acted in this capacity with several telecommunications clients and his broader industry experience includes industrial, retail, consumer products, textile products, and distribution sectors.

“We believe XRoads brings the right combination of knowledge, experience and execution that Metro One needs at this juncture to stabilize our financial position and position us for a continued turnaround of the Company,” said William Rutherford, Chairman of Metro One’s Board of Directors. “Our board is confident that XRoads can identify and implement opportunities to improve our financial position, identify and secure additional revenue opportunities, and assist with the operational changes necessary to allow Metro One to remain competitive in our industry. We look forward to their contributions.”

“Metro One has been rebuilding its business from the ground up,” said Gary E. Henry, President and Chief Executive Officer of Metro One. “We have recently signed multi-year contracts with several new customers and have also renewed contracts with all of our major customers in the last year. We look forward to building on this momentum and working with XRoads to strengthen our organization for the future. Our goal is to re-emerge as a leading provider of custom telecom services.”

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services. The Company operates call centers located in the United States. Metro One has handled over 300 million requests for information over the past two years. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties.